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                                                                    EXHIBIT 4-2


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                         FIRST SUPPLEMENTAL INDENTURE

                           Dated as of June 4, 1997

                                   between

                            MCN ENERGY GROUP INC.

                                  AS ISSUER

                                     and

                                   NBD BANK

                                  AS TRUSTEE

                         Supplementing the Indenture
                         Date as of September 1, 1994

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        FIRST SUPPLEMENTAL INDENTURE, dated as of June 4, 1997 (the "First
Supplemental Indenture"), between MCN Energy Group Inc. (formerly MCN Corporation), a corporation duly organized and existing under the laws of the State of Michigan, having its principal office at 500 Griswold Street, Detroit, Michigan 48226 (the "Company"), and NBD Bank, a Michigan banking corporation (formerly NBD Bank, N.A.), as trustee (the "Trustee").

        WHEREAS, the Company executed and delivered the Senior Debt Securities Indenture dated as of September 1, 1994 (the "Indenture"), to the Trustee to provide for the future issuance of the Company's unsecured debentures, notes or other evidence of indebtedness (the "Securities"), to be issued from time to time in one or more series as might be determined by the Company under the Indenture;

        WHEREAS, pursuant to the terms of the Indenture, the Company desires to supplement and amend the Indenture, including amending and restating certain provisions relating to an Event of Default as set forth in Article Five,
Section 501(4) of the Indenture and certain definitions as set forth in Article One, Section 101 of the Indenture;

        WHEREAS, the Board of Directors of the Company has authorized the Company to enter into this First Supplemental Indenture with the Trustee;

        WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee in accordance with its terms and a valid amendment and supplement to the Indenture, have been done.

        NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the Company and the Trustee agree as follows for the purposes of setting forth the terms, provisions and conditions of the desired amendments to Article Five, Section 501(4) of the Indenture and Article One, Section 101 of the Indenture:

                                  ARTICLE I
                                 DEFINITIONS

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SECTION 1.1.    Definition of Terms.

          Unless the context otherwise requires:

          (a) a term defined in the Indenture has the same meaning when used in this First Supplemental Indenture;

          (b) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Indenture;

          (c) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

          (d)   the singular includes the plural and vice versa;

          (e) headings are for convenience of reference only and do not affect interpretation;

                                  ARTICLE II
                         AMENDMENTS TO THE INDENTURE


SECTION 2.1

          Article One, Section 101 of the Indenture is amended to add the following language between the definitions of "Place of Payment" and "Redemption Date":

          "Project Finance Indebtedness" means indebtedness of a Subsidiary (other than a Utility and other than the Company) secured by a Lien on any property acquired, constructed or improved by such Subsidiary after the date of this Indenture which Lien is created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement or on any property existing at the time of acquisition thereof; provided that such a Lien shall not apply to any property theretofore owned by any such Subsidiary other than, in the case of any such construc-










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tion or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located; and provided further that such indebtedness, by its terms, shall limit the recourse of any holder of such Indebtedness (or trustee on such holder's behalf) in the event of any default in such Indebtedness to the assets subject to such Liens and the capital stock of, or the dividends received from, the Subsidiary issuing such Indebtedness. Notwithstanding the foregoing, Project Finance Indebtedness shall include all Indebtedness that would constitute Project Finance Indebtedness but for the fact that such Indebtedness was issued prior to the date of this Indenture and taking into account the fact that the property subject to the Lien may have been acquired prior to the date of this Indenture."

SECTION 2.2.

          Article One, Section 101 of the Indenture is amended to add the following language between the definitions of "U.S. Government Obligations" and "Value":

          "Utility" shall mean any Subsidiary of the Company engaged in the business of distributing natural gas at retail."

SECTION 2.3.

          Article Five, Section 501(4) of the Indenture is hereby amended in its entirety to read as follows:

          "(4) any Event of Default under any series of Securities issued pursuant to this Indenture or any event of default, as defined in any other indenture, mortgage, or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Company or a Subsidiary (whether such Indebtedness now exists or shall hereafter be created or incurred), but excluding Project Finance Indebtedness, shall occur and shall consist of default in the payment of such Indebtedness at the maturity thereof (after giving effect to any applicable grace period) or shall result in Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default in payment

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is not cured or such acceleration shall not be rescinded or annulled within 10 days after written notice to the Company from the Trustee or to the Company and to the Trustee from the Holders of at least 10% in aggregate principal amount of the Securities of that series at the time outstanding; provided that it shall not be an Event of Default if the principal amount of Indebtedness (other than Indebtedness represented by Securities issued pursuant to this Indenture) which is not paid at maturity or the maturity of which is accelerated is less than the amount equal to 1% of the Company's consolidated total assets (determined as of its most recent fiscal year-end); provided further, that it shall not be an Event of Default if the Indebtedness with respect to which such default has occurred is Indebtedness of MCNIC Oil & Gas Company ("MOG") (formerly Supply Development Group, Inc.) or its Subsidiaries and the obligations of MCN and its Subsidiaries with respect to such Indebtedness (other than MOG and its Subsidiaries) are no greater than the obligations of MCN pursuant to the Support Agreement of MCN Corporation made as of August 23, 1995, as amended on October 4, 1995 (the "Supply Development Agreement") among MCN, Supply Development Group, Inc. and certain of its Subsidiaries and does not obligate payments by the obligor under such agreement with respect to anything other than the payments specified in Paragraphs 3, 4 and 5 of the Supply Development Agreement (limiting for these purposes the term "Material Contracts" to the same general type of contracts for which MCN is obligated to make payments under the Supply Development Agreement); provided further that if, prior to a declaration of acceleration of the maturity of the Securities of that series or the entry of judgment in favor of the Trustee in a suit pursuant to Section 503, such default shall be remedied or cured by the Company or waived by the holders of such Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action on the part of either the Trustee or any of the Holders of the Securities of that series, and provided further, that, subject to Sections 601 and 602, the Trustee shall not be charged with knowledge of any such default unless written notice of such

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default shall have been given to the Trustee by the Company, by a holder or an agent of a holder of any such Indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the Holders of at least five percent in aggregate principal amount of the Securities of that series at the time outstanding; or"

SECTION 2.4.

          The amendments set forth in Sections 2.1, 2.2 and 2.3 shall not be effective as to any Security Outstanding of any series created prior to the date hereof.

                                 ARTICLE III
                                MISCELLANEOUS

SECTION 3.1.    Ratification of Indenture.

          The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.2.    Governing Law.

          This First Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

SECTION 3.3.    Separability.

          In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture but this First Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.4.    Counterparts.




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          This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 3.5.    Effectiveness.

          This First Supplemental Indenture shall be effective and binding when executed by the Company and the Trustee.

SECTION 3.6.    Trustee Not Responsible for Recitals.

          The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

SECTION 3.7.    Performance by Trustee.

          The Trustee, for itself and its successors accepts the Trust of the Indenture as amended by this First Supplemental Indenture and agrees to perform this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liability and responsibility of the Trustee.



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        IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                        MCN ENERGY GROUP INC.


                                        By  /s/ Sebastian Coppola
                                           -----------------------
                                           Name:  Sebastian Coppola
                                           Title: Senior Vice President
                                                  and Treasurer


Attest:

By: /s/ Daniel L. Schiffer
    ----------------------
    Daniel L. Schiffer
    Senior Vice President,
    General Counsel
       and Secretary



                                        NBD BANK
                                        as Trustee

                                        By /s/ James Khami
                                           -----------------------
                                           Name:  James Khami
                                           Title: Assistant Vice President


Attest:

By: Signature
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